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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-A/A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                              SUNRISE MEDICAL INC.
                              --------------------
             (Exact name of registrant as specified in its charter)


              Delaware                                  95-3836867
              --------                                  ----------
(State of incorporation or organization)                (I.R.S. Employer
                                                        Identification No.)


2382 Faraday Avenue, Suite 200, Carlsbad, CA            92008
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(Address of principal executive offices)                (Zip Code)


If this Form relates to the registration of a class of securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. [_]

If this Form relates to the registration of class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2), please check the following box. [_]

       Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                 Name of each exchange on which
to be so registered                 each class is to be registered
-------------------                 ------------------------------

Common Stock Purchase Rights        New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)
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Item 1.        Description of Registrant's Securities to be Registered.

     On May 16, 1997 Sunrise Medical Inc. (the "Registrant") executed an Amended and Restated Rights Agreement between the Registrant and ChaseMellon Shareholder Services, L.L.C., which affected certain modifications to the Rights Agreement dated as of April 24, 1990 between the Registrant and Security Pacific National Bank, which had previously been amended by that certain letter agreement dated January 15, 1993 between the Registrant and Chemical Trust Company of California (as successor to Security Pacific National Bank). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Amended and Restated Rights Agreement.

     The Amended and Restated Rights Agreement, among other things, affects the following modifications to the Registrant's Rights Agreement: (i) provides that rights will be distributed at such time as a person acquires 15% or greater of the Registrant's Common Shares or within 10 days following a public announcement that a person intends to make a tender offer for 15% or greater of the Registrant's Common Shares, (ii) increases the purchase price payable upon exercise of a Right to $60, (iii) extends the Final Expiration Date of the Rights to May 16, 2007, (iv) substitutes ChaseMellon Shareholder Services, L.L.C. as Rights Agent, (v) eliminates the power of the Board of Directors to redeem the Rights following the acquisition by a person, company or group of beneficial ownership of 15% or more of the Registrant's Common Shares, (vi) prohibits the Board of Directors from redeeming the Rights during the 180 days following the election of (a) a majority of the Board of Directors by stockholder action by written consent or (b) a Board of Directors comprised of persons elected at a meeting of the stockholders who were not nominated by the previous Board of Directors, (vii) vests in directors other than Interested Directors the power to delay the date on which Rights become exercisable and transferable apart from the Registrant's Common Shares and limits the exercise of such power to situations involving proxy tender or exchange offers, and
(viii) provides the Company with the flexibility to pay the Redemption Price for the Rights in cash, Common Shares or any other form of consideration deemed appropriate by the Board of Directors.

     Except as modified above, Item 1 of the Registrant's Form 8-A filed June 29, 1992 is incorporated herein by reference. A copy of the Amended and Restated Rights Agreement has been filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 1997 and is incorporated herein by reference. The foregoing discussion is qualified in its entirety by reference to the Amended and Restated Rights Agreement.

Item 2.   Exhibits.

     4.1 Amended and Restated Rights Agreement, dated as of May 16, 1997, between Sunrise Medical Inc. and ChaseMellon Shareholder Services, L.L.C., as Rights
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          Agent, which includes as Exhibit A a form of Rights Certificate and as
          Exhibit B a Summary of Rights to Purchase Common Shares. /1/


     99.1 Press Release, dated May 16, 1997./1/
------------------------
/1/ Incorporated by reference from the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 1997.





                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                                    SUNRISE MEDICAL INC.



                                    By: /s/ STEVEN A. JAYE
                                    --------------------------------------
                                    Steven A. Jaye
                                    Senior Vice President, General Counsel
                                    and Secretary